Exhibit 99.1

DRI Corporation Posts First Quarter 2010 Results

  Revenues Up 67 Percent Over Last Year’s Same-Period Results
  Loss Narrowed From Last Year’s Same-Period Results
  Fiscal Year 2010 Outlook Continues Strong; Guidance Unchanged

DALLAS--(BUSINESS WIRE)--May 14, 2010--DRI Corporation (NASDAQ: TBUS), a digital communications technology leader in the global surface transportation and transit security markets, announced today that it posted first quarter 2010 net sales of $22.1 million, as compared to $13.2 million for the same period last year, with a loss of 8 cents per share versus 10 cents per share for same period last year.

David L. Turney, the Company’s Chairman of the Board and Chief Executive Officer, said: “Revenues for first quarter 2010 exceeded the revenues of first quarter 2009 and results on a per-share basis improved with a narrowing of the loss to 8 cents per share. While revenue was up 67 percent, margins did not grow in a similar fashion because, according to the scheduling requirements of our customers, certain higher margin business was shifted to later in the year and lower margin business filled in at an accelerated rate. That delayed higher margin business did not disappear; we presently expect to deliver such in subsequent quarters of fiscal year 2010.”

Earlier today, the Company filed with the U.S. Securities and Exchange Commission (SEC) a Form 10-Q for the quarter ended March 31, 2010.

FIRST QUARTER RESULTS

For the period ended March 31, 2010, net sales were $22.1 million and the net loss to common shareholders was $995 thousand, or 8 cents per diluted share. This compares to net sales of $13.2 million and a net loss to common shareholders of $1.1 million, or 10 cents per diluted share for the same period last year.

Basic and diluted weighted-average shares outstanding as of March 31, 2010, were 11.8 million, as compared to 11.5 million a year ago.

ORDER FLOW

Mr. Turney said: “Order flow for first quarter 2010 was good and it was consistent with our projections for fiscal year 2010. We had some notable orders and business that were brewing in first quarter 2010, which we actually finalized and announced in second quarter 2010. One was a new original equipment manufacturer (OEM) relationship in South America, which we expect to incrementally generate several million dollars of electronic destination sign system business on an annual basis. Another was in the U.S. engineered systems business, where we derive moderately higher margins. The first represents new business in a market in which we expect to see considerable continued growth and the second represents business success in a product group where we have been investing resources in anticipation of additional higher-margin business growth. In different contexts, both share in common manifestation of positive outcomes of our planning and execution over the past few years.

“As mentioned previously, we have some concern about the U.S. market in the latter part of fiscal year 2010 and first half of fiscal year 2011. The U.S. transit market is being impacted by the inability of the U.S. Congress and the Obama administration to pass replacement legislation for the now expired Safe, Accountable, Flexible, Efficient Transportation Equity Act: A Legacy for Users (SAFETEA-LU) legislation. Although SAFETEA-LU has been extended to Dec. 31, 2010, the uncertainty over the lack of passage of new, long-term (six-year) legislation may impact the Company after second quarter 2010; impact to this point is negligible. We do not want to cast undue concern about this potential issue; however, it is a concern. At the same time, we should note that 59 percent of our business was generated from markets outside the U.S. in fiscal year 2009 and we are focused on offsetting U.S. market weakness, if such significantly materializes, through our international market opportunities.

“Our international business continued to grow in first quarter 2010 and our forecast indicates it will likely continue to grow throughout fiscal year 2010. Orders delayed from fiscal year 2009 are materializing, although we have not yet pegged the dates for the likely full recovery of all of that business.”

BACKLOG

The Company’s backlog was $21.3 million at March 31, 2010. This compares to $26.3 million at Dec. 31, 2009.

“I want to caution that backlog is becoming less of an indicator of potential growth for the Company. Lead times from our OEM customers continue to decline as they increasingly expect us to anticipate what they will need, when they will need it, and prepare for those needs on our own. In that regard, we take great pride in our OEM customers’ confidence in the Company,” Mr. Turney said.

SECOND QUARTER AND FISCAL YEAR 2010 OUTLOOK

Mr. Turney said: “We expect second quarter 2010 revenues to exceed those posted for the same quarter of last year. We also expect our margins to improve over margins in first quarter 2010. Although we project a profitable second quarter 2010, our business will continue to be influenced by the scope of lower margin electronic destination sign systems orders in selected international market sectors. We continue to pursue expanded margins through cost reduction efforts and economies of scale, which the higher volume permits. We also continue to see fiscal year 2010 revenues coming in around $100 million (as based on first quarter 2010 exchange rates), and our earnings outlook remains in the range of 22 cents to 26 cents.”

CONFERENCE CALL INFORMATION

Management will discuss first quarter 2010 results during an investors’ conference call on Tuesday, May 18, 2010, at 11 a.m. (Eastern).

  To participate in the live conference call, dial one of the following telephone numbers approximately five minutes prior to the start time: domestic, (800) 853-3895; or international, (334) 323-7224. The confirmation code is “DRI.”
  Telephone replay will be available through June 18, 2010, via the following telephone numbers: domestic, (877) 656-8905; or international, (334) 323-9859. The replay passcode is 53913721.
  To participate via webcast, go to http://viavid.net/dce.aspx?sid=00007568. The webcast will be archived until Aug. 16, 2010.

MARK YOUR CALENDAR

  The Company’s Annual Meeting of Shareholders will take place May 27, 2010, at The Westin Galleria Dallas, 13340 Dallas Parkway, Dallas, Texas 75240. Registration will begin at 8:30 a.m. (Central) and the business meeting will commence at 9 a.m. (Central). Shareholders of record at the close of business on April 7, 2010, are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof.
  On or about Aug. 16, 2010, the Company plans to file with the SEC a Form 10-Q for the quarter ended June 30, 2010.
  On or about Aug. 17, 2010, management plans to review second quarter 2010 results during an investors’ conference call.

ABOUT THE COMPANY

DRI Corporation is a digital communications technology leader in the global surface transportation and transit security markets. Our products include: TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Digital Recorders® Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell® video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the timing or amount of future revenues, expectations of profitability, expected business and revenue growth trends, future annualized revenue run rates, anticipated increases in shareholder value, and expectations regarding the Company’s ongoing business plan, expectations for transit industry support for the Company, expectations regarding future legislative action to fund the U.S. transit industry; as well as any statement, express or implied, concerning future events or expectations or which use words such as “suggest,” “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “guidance,” “may,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties that the forecasted timing or amount of future revenues, that our expectations as to future business and revenue growth trends, future annualized run rates, increases in shareholder value, and expectations regarding the Company’s ongoing business plan may not prove accurate over time, or that the transit industry does not provide the expected support we anticipate, that our expectations about future legislative actions to fund the U.S. transit industry are incorrect, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed April 15, 2010, and quarterly report on Form 10-Q filed May 14, 2010, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

DRI CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except shares and per share amounts)

	March 31, 2010 (Unaudited)	December 31, 2009
ASSETS
Current Assets
Cash and cash equivalents	$1,847	$1,800
Trade accounts receivable, net	16,540	18,192
Current portion of note receivable	86	86
Stock subscription receivable	-	670
Other receivables	973	1,645
Inventories, net	13,792	13,042
Prepaids and other current assets	1,404	1,844
Deferred tax assets, net	307	250
Total current assets	34,949	37,529

Property and equipment, net	5,856	5,266
Long-term portion of note receivable	86	86
Goodwill	9,692	9,793
Intangible assets, net	693	728
Other assets	781	890
Total assets	$52,057	$54,292

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Lines of credit	$7,329	$7,200
Loans payable	380	463
Current portion of long-term debt	907	960
Current portion of foreign tax settlement	545	561
Accounts payable	9,497	10,099
Accrued expenses and other current liabilities	5,785	6,459
Preferred stock dividends payable	20	20
Total current liabilities	24,463	25,762

Long-term debt and capital leases, net	6,483	6,572

Foreign tax settlement, long-term	201	294

Deferred tax liabilities, net	292	338

Liability for uncertain tax positions	332	380

Commitments and contingencies

Shareholders' Equity and Noncontrolling Interests
Series K Redeemable, Convertible Preferred Stock, $.10 par value,
liquidation preference of $5,000 per share; 500 shares authorized; 334 and 299 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively; redeemable at the discretion of the Company at any time.	1,506	1,341
Series E Redeemable, Nonvoting, Convertible Preferred Stock, $.10 par value,
liquidation preference of $5,000 per share; 80 shares authorized; 80 shares issued and outstanding at March 31, 2010 and December 31, 2009; redeemable at the discretion of the Company at any time.	337	337
Series G Redeemable, Convertible Preferred Stock, $.10 par value,
liquidation preference of $5,000 per share; 725 shares authorized; 490 and 480 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively; redeemable at the discretion of the Company after five years from date of issuance.	2,168	2,118
Series H Redeemable, Convertible Preferred Stock, $.10 par value,
liquidation preference of $5,000 per share; 125 shares authorized; 70 and 69 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively; redeemable at the discretion of the Company after five years from date of issuance.	302	297
Series AAA Redeemable, Nonvoting, Convertible Preferred Stock, $.10 par value,
liquidation preference of $5,000 per share; 166 shares authorized; 166 shares issued and outstanding at March 31, 2010 and December 31, 2009; redeemable at the discretion of the Company at any time.	830	830
Common stock, $.10 par value, 25,000,000 shares authorized; 11,761,763 and
11,746,327 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively.	1,176	1,175
Additional paid-in capital	30,402	30,393
Accumulated other comprehensive income - foreign currency translation	1,871	1,976
Accumulated deficit	(19,163)	(18,276)
Total DRI shareholders' equity	19,429	20,191
Noncontrolling interests	857	755
Total shareholders' equity	20,286	20,946
Total liabilities and shareholders' equity	$52,057	$54,292

DRI CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2010	2009

Net sales	$22,129	$13,202
Cost of sales	16,805	9,516
Gross profit	5,324	3,686

Operating expenses
Selling, general and administrative	5,981	4,473
Research and development	108	79
Total operating expenses	6,089	4,552

Operating loss	(765)	(866)

Other expense	(1)	(6)
Foreign currency gain (loss)	89	(125)
Interest expense	(360)	(336)
Total other income and expense	(272)	(467)

Loss before income tax benefit	(1,037)	(1,333)

Income tax benefit	252	19

Net loss	(785)	(1,314)

Less: Net (income) loss attributable to noncontrolling interests, net of tax	(102)	241

Net loss attributable to DRI Corporation	(887)	(1,073)

Provision for preferred stock dividends	(108)	(76)

Net loss applicable to common shareholders of DRI Corporation	$(995)	$(1,149)

Net loss per share applicable to common shareholders of DRI Corporation
Basic	$(0.08)	$(0.10)
Diluted	$(0.08)	$(0.10)

Weighted average number of common shares and common
share equivalents outstanding
Basic	11,753,359	11,473,219
Diluted	11,753,359	11,473,219

CONTACT:
DRI Corporation Contact:
Veronica B. Marks
Vice President, Corporate Communications and Administration
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com